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                                                                      EXHIBIT 12

                            FORT BEND HOLDING CORP.
                       RATIO OF EARNINGS TO FIXED CHARGES


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
                                                                    Year Ended March 31,
                                                        --------------------------------------------
                                                        1998      1997      1996      1995      1994
                                                        ----      ----      ----      ----      -----
                                                                    (Dollars in Thousands)

EXCLUDING INTEREST ON DEPOSITS:

Income before income tax and cumulative effect
 of account charge                                     $ 3,113   $ 1,138   $ 2,600   $ 2,741   $ 2,436

Fixed charges:
  Interest on borrowings                                 1,297     1,372       730       362        34
  Estimated interest component of
   rentals                                                  83        67         9         9        10
                                                       -------   -------   -------   -------   -------
        Total fixed charges                              1,380     1,439       739       371        44
                                                       -------   -------   -------   -------   -------

Earnings before income tax, cumulative
 effect of accounting change, and
 fixed charges                                         $ 4,493   $ 2,577   $ 3,339   $ 3,112   $ 2,480
                                                       =======   =======   =======   =======   =======

Ratio of earnings to fixed charges                        3.26      1.79      4.52      8.39     56.36
                                                       =======   =======   =======   =======   =======

INCLUDING INTEREST ON DEPOSITS:

Income before income tax and
 cumulative effect of accounting
 change                                                $ 3,113   $ 1,138   $ 2,600   $ 2,741   $ 2,436

Fixed Charges:
  Interest on deposits                                  11,028    10,026     9,294     7,346     7,575
  Interest on borrowings                                 1,297     1,372       730       362        34

  Estimated interest components of                          83        67         9         9        10
    rentals                                            -------   -------   -------   -------   -------

Total fixed charges                                     12,408    11,465    10,033     7,717     7,619
                                                       -------   -------   -------   -------   -------
Earnings before income tax,  cumulative effect of
 accounting change, and fixed charges                  $15,521   $12,603   $12,633   $10,458   $10,055
                                                       =======   =======   =======   =======   =======

Ratio of earnings to fixed charges                        1.25      1.10      1.26      1.36      1.32
                                                       =======   =======   =======   =======   =======
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